UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

June 5, 2009
Date of Report (Date of earliest event reported)

 (Exact Name of Registrant as Specified in Charter)

Delaware	001-31921	36-3972986
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer of Identification Number)

9900 West 109th Street Suite 600 Overland Park, KS	66210
(Address of Principal Executive Offices)	(Zip Code)

(913) 344-9200
 (Registrant’s Telephone Number, Including Area Code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Bond Closing.  On June 5, 2009, Compass Minerals International, Inc. (the “Company”) announced the completion of its $100.0 million private placement offering, consisting of $100.0 million in aggregate principal amount of 8% Senior Notes due 2019 (the “2019 Notes”), at the issue price of 97.497%.  The net proceeds from the offering are approximately $95.5 million after deducting underwriting discounts, original issue discount and offering expenses.  The 2019 Notes were issued by the Company and guaranteed by certain subsidiaries of the Company.  The 2019 Notes were sold only to qualified institutional buyers and non-U.S. persons, pursuant to Rule 144A and Regulation S, respectively, of the Securities Act of 1933, as amended.  Additional information about the terms of the 2019 Notes is set forth under Item 2.03 of this Current Report on Form 8-K, and the information included in Item 2.03 is incorporated by reference into this Item 1.01.

Use of Proceeds to Fund Tender Offer.  As previously announced, the Company is using the proceeds of the 2019 Notes offering (i) to fund the tender offer for all of its outstanding $89.6 million in aggregate principal amount of 12% senior subordinated discount notes due 2013 (the “2013 Notes”), including any redemption of any 2013 Notes that remain outstanding after the expiration of the tender offer, and (ii) for general corporate purposes, including the repayment of indebtedness outstanding under its senior secured credit facilities, working capital, the expansion of its production capacity and potential acquisitions of businesses that the Company believes are complementary to its business.  The tender offer is discussed below in more detail under the caption “Tender Offer, Call for Mandatory Redemption.”

Indentures.  The 2019 Notes were issued pursuant to an Indenture, dated as of June 5, 2009, by and among the Company, the subsidiary Guarantors named therein, and U.S. Bank National Association, as trustee.  The terms of the 2019 Notes are described further below under Item 2.03, and the Indenture, together with the form of Notes, are being filed as exhibits to this Current Report on Form 8-K.

Registration, Exchange of Notes.  On June 5, 2009, in connection with the issuance of the Notes, the Company entered into a Registration Rights Agreement under which the Company agreed in the limited circumstances specified therein to make an offer to exchange the 2019 Notes for registered, publicly tradable notes that have substantially identical terms to the 2019 Notes.  The Company also agreed, in certain limited circumstances, to file a shelf registration statement that would allow 2019 Notes held by certain entities to be offered to the public and to keep this shelf registration statement effective for two years.  The Registration Rights Agreement, dated as of June 5, 2009, is attached hereto as Exhibit 4.3 and incorporated herein by reference.

Tender Offer, Call for Mandatory Redemption.  The Company has been conducting a cash tender offer, scheduled to expire on June 18, 2009, for the outstanding 2013 Notes.  On June 5, 2009, the Company accepted for purchase approximately $77,726,000 of the 2013 Notes pursuant to the tender offer.  The tender offer will expire at midnight, New York City time, on June 18, 2009.  The Company intends to redeem any 2013 Notes that remain outstanding after the expiration date of the tender offer pursuant to the terms of the indenture, as amended by the supplemental indenture described below.

Amendment of Existing Indenture.  On June 5, 2009, the Company completed a consent solicitation under which tendering holders consented to proposed amendments to the indenture relating to the 2013 Notes to eliminate substantially all of the restrictive covenants contained in the indenture and certain events of default, and to reduce the required notice period with respect to redeeming the 2013 Notes pursuant to the terms of the indenture.  The Company entered into a supplemental indenture with the trustee for the 2013 Notes to implement these changes, which became effective on June 5, 2009, upon the Company’s acceptance of the tendered 2013 Notes.  The consent solicitation received approval from approximately 86.75% of the outstanding principal amount of the 2013 Notes.  As discussed above, the tender offer will expire at midnight, New York City time, on June 18, 2009, and the Company intends to redeem any remaining outstanding 2013 Notes after the expiration of the tender offer pursuant to the terms of the indenture.

 Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The 2019 Notes bear interest at a rate of 8% per year and will mature on June 1, 2019.  Interest will be paid on the 2019 Notes semi-annually on June 1 and December 1, commencing December 1, 2009, to the persons in whose names the 2019 Notes are registered at the close of business on the May 15 and November 15 immediately preceding the applicable interest payment date.

The 2019 Notes are the Company’s senior unsecured obligations and are guaranteed on a senior unsecured basis by the Company’s subsidiaries that guarantee its senior secured credit facilities.  The 2019 Notes will be equal in right of payment with all of the Company’s existing and future senior unsecured indebtedness, but will be subordinated to all of the Company’s existing and future senior secured indebtedness, including indebtedness outstanding under the senior secured credit facilities, to the extent of the value of the collateral securing such indebtedness, and effectively subordinated to all of the liabilities of its subsidiaries that do not guarantee the 2019 Notes.

The terms of the 2019 Notes include covenants that restrict the Company’s ability to, among other things:

•	incur additional indebtedness or issue disqualified stock or preferred stock;

•	make investments;

•	pay dividends and make other restricted payments;

•	sell assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

Prior to June 1, 2014, the Company may redeem the 2019 Notes, in whole or in part, at a price equal to 100% of the principal amount of the notes plus a make-whole premium plus accrued and unpaid interest.  The Company may also redeem the 2019 Notes before their maturity, in whole or in part, at any time on or after June 1, 2014, at a redemption price equal to 100% of the principal amount of the 2019 Notes to be redeemed plus a premium declining ratably to par, plus accrued and unpaid interest as described in the Indenture.  In addition, prior to June 1, 2012, the Company may redeem up to 35% aggregate principal amount of the 2019 Notes with the proceeds of qualified equity offerings at a redemption price equal to 108% of the principal amount plus accrued and unpaid interest, provided that at least 65% of the aggregate principal amount of the 2019 Notes originally issued remains outstanding and such redemption occurs within 120 days of the date of the closing of any such equity offering.

Upon a change of control, the Company may be required to offer to purchase the 2019 Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest.

The principal amount of the 2019 Notes would become immediately due and payable upon the occurrence of certain bankruptcy or insolvency events involving the Company or certain of its subsidiaries and may be declared immediately due and payable by the trustee or the holders of not less than 25% of the aggregate principal amount of the outstanding 2019 Notes upon the occurrence of certain events of default under the Indenture.  Events of default include, among other things: (i) failure to pay principal or interest at required times; (ii) failure to perform or remain in breach of covenants within the periods prescribed under the Indenture; (iii) an event of default on any indebtedness of the Company or certain of its subsidiaries of $10.0 million or more in the aggregate that is caused by a failure to make a payment when due or that results in the acceleration of that indebtedness before its maturity; (iv) entry of one or more final and non-appealable judgments or orders in excess of $10.0 million in the aggregate (net of amounts covered by insurance) against the Company and such judgment or judgments have not been stayed; (v) an indenture guarantee is held to be unenforceable or invalid or ceases for any reason to be in full force and effect or a subsidiary guarantor denies its liability under its guarantee.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Document Description
Exhibit 4.1
Indenture, dated as of June 5, 2009, by and among Compass Minerals International, Inc., the Guarantors named therein, and U.S. National Bank Association, as trustee, relating to the 8% Senior Notes due 2019.

Exhibit 4.2	Form of 8% Senior Note due 2019 (incorporated in Exhibit 4.1 hereof).
Exhibit 4.3
Registration Rights Agreement, dated as of June 5, 2009, by and among Compass Minerals International, Inc., the Guarantors named therein, and Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., and Goldman, Sachs & Co., as representatives of the Initial Purchasers.

Exhibit 4.4
First Supplemental Indenture, dated as of June 5, 2009, by and between Compass Minerals International, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the 12% Senior Subordinated Discount Notes due 2013.

Exhibit 99.1	Press Release dated June 5, 2009.
Exhibit 99.2	Press Release dated June 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  June 8, 2009                                                           COMPASS MINERALS INTERNATIONAL, INC.

By:           /s/ Rodney L. Underdown
Name:      Rodney L. Underdown
Its:           Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document Description
4.1
Indenture, dated as of June 5, 2009, by and among Compass Minerals International, Inc., the Guarantors named therein, and U.S. National Bank Association, as trustee, relating to the 8% Senior Notes due 2019.

4.2	Form of 8% Senior Note due 2019 (incorporated in Exhibit 4.1 hereof).
4.3
Registration Rights Agreement, dated as of June 5, 2009, by and among Compass Minerals International, Inc., the Guarantors named therein, and Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., and Goldman, Sachs & Co., as representatives of the Initial Purchasers.

4.4
First Supplemental Indenture, dated as of June 5, 2009, by and between Compass Minerals International, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the 12% Senior Subordinated Discount Notes due 2013.

99.1	Press Release dated June 5, 2009.
99.2	Press Release dated June 5, 2009.